Contact:
Euronet Worldwide, Inc.
Stephanie Taylor
+1-913-327-4200

Euronet Worldwide Reports Second Quarter 2023 Financial Results

LEAWOOD, KANSAS, USA - July 25, 2023 - Euronet Worldwide, Inc. (“Euronet” or the “Company”) (NASDAQ: EEFT), a leading global financial technology solutions and payments provider, reports second quarter 2023 financial results.

Euronet reports the following consolidated results for the second quarter 2023 compared with the same period of 2022:

•	Revenues of $939.1 million, an 11% increase from $843.3 million (11% increase on a constant currency[1] basis).
•	Operating income of $122.6 million, a 21% increase from $101.1 million (21% increase on a constant currency basis).
•	Adjusted operating income[2] of $119.6 million, an 18% increase from $101.1 million (18% increase on a constant currency basis).
•	Adjusted EBITDA[3] of $165.8 million, a 13% increase from $147.2 million (13% increase on a constant currency basis).
•	Net income attributable to Euronet of $86.1 million, or $1.65 diluted earnings per share, compared with $57.3 million, or $1.08 diluted earnings per share.
•	Adjusted earnings per share[4] of $2.03, a 17% increase from $1.73.
•
Euronet's cash and cash equivalents were $1,139 million and ATM cash was $776  million, totaling $1,915 million as of June 30, 2023, and availability under its revolving credit facilities was approximately $1,055 million.

See the reconciliation of non-GAAP items in the attached financial schedules.

"I am pleased that we delivered record second quarter revenue, adjusted operating income, adjusted EBITDA, and adjusted EPS with double-digit increases in operating income from each segment," stated Michael J. Brown, Euronet's Chairman and CEO. "Money Transfer produced record second quarter results across all financial metrics, as well as nice margin expansion from continued growth in both physical and digital transactions and effective cost management. In EFT, we experienced a continued recovery of our most profitable transactions, and another strong quarter from our recently acquired point-of-sale ("POS") card acquiring business. In epay, we continued to see strong growth in content sold through both physical and digital channels, together with a nice benefit from promotional activity in the quarter. These growth trends in each segment resulted in our ninth consecutive quarter of consolidated, constant currency double-digit adjusted EBITDA growth rates."

Second quarter 2023 adjusted operating income, adjusted EBITDA and adjusted EPS exclude a non-cash gain in the EFT segment.

Taking into consideration recent trends in the business and the global economy, and historical seasonal patterns, the Company anticipates that its third quarter 2023 adjusted EPS will be $2.70. This outlook does not include any change that may develop throughout the third quarter in foreign exchange rates, interest rates, and/or other unforeseen factors.

Segment and Other Results

The EFT Processing Segment reports the following results for the second quarter 2023 compared with the same period or date in 2022:

•	Revenues of $282.4 million, a 13% increase from $249.0 million (13% increase on a constant currency[1] basis).
•	Operating income of $69.1 million, a 26% increase from $54.8 million (26% increase on a constant currency basis).
•	Adjusted operating income of $66.1 million, a 21% increase from $54.8 million (21% increase on a constant currency basis).
•	Adjusted EBITDA of $89.9 million, a 12% increase from $80.5 million (12% increase on a constant currency basis).
•	Transactions of 2,035 million, a 29% increase from 1,573 million.
•	Total of 52,327 installed ATMs as of June 30, 2023, a 2% increase from 51,062. Operated 51,402 active ATMs as of June 30, 2023, a 2% increase from 50,178 as of June 30, 2022.

Revenue, operating income, adjusted operating income and adjusted EBITDA growth in the second quarter 2023 were driven by increased domestic and international cash withdrawal transactions resulting from a continued recovery in travel and strong performance from our POS card acquiring business, together with a continued benefit from a significant volume increase in low-priced payment processing transactions in Asia Pacific.

The EFT Segment's total installed ATMs grew 2%, from the addition of 492 Euronet-owned ATMs, 127 new outsourcing ATMs and the addition of 646 low-margin ATMs in India. The difference between installed and active ATMs relates to ATMs that have been seasonally deactivated.

The epay Segment reports the following results for the second quarter 2023 compared with the same period or date in 2022:

•	Revenues of $263.8 million, a 16% increase from $227.7 million (15% increase on a constant currency basis).
•	Operating income of $26.8 million, a 10% increase from $24.3 million (11% increase on a constant currency basis).
•	Adjusted EBITDA of $28.5 million, a 10% increase from $25.9 million (10% increase on a constant currency basis).
•	Transactions of 984 million, a 12% decrease from 1,116 million.
•	POS terminals of approximately 810,000 as of June 30, 2023, a 6% increase from approximately 762,000.
•	Retailer locations of approximately 349,000 as of June 30, 2023, a 3% increase from approximately 339,000.

Revenue, operating income and adjusted EBITDA growth was driven by continued expansion of digital branded payments together with the benefit of promotional activity in the second quarter 2023. The 12% decline in epay transactions was the result of a decrease in transactions in India where mobile wallets established direct connections with certain mobile operators, partially offset by continued growth in digital branded payments in Europe. The India transactions are low-value, and as such, have a large impact on transaction count, but an insignificant impact on gross profit.

The Money Transfer Segment reports the following results for the second quarter 2023 compared with the same period or date in 2022:

•	Revenues of $394.8 million, a 7% increase from $368.5 million (7% increase on a constant currency basis).
•	Operating income of $47.2 million, a 16% increase from $40.6 million (15% increase on a constant currency basis).
•	Adjusted EBITDA of $55.3 million, a 12% increase from $49.2 million (12% increase on a constant currency basis).
•	Total transactions of 41.1 million, a 10% increase from 37.3 million.
•	Network locations of approximately 533,000 as of June 30, 2023, a 6% increase from approximately 504,000.

Second quarter constant currency revenue, operating income and adjusted EBITDA growth was the result of 11% growth in U.S.-outbound transactions, 13% growth in international-originated money transfers - which included 11% growth in transfers initiated largely in Europe and 12% growth in transfers initiated in the Middle East and Asia - and 30% growth in xe transactions, partially offset by a 17% decline in the U.S. domestic business. These transaction growth rates include 28% growth in direct-to-consumer digital transactions. Transaction growth outpaced revenue growth largely due to mix shifts, principally in the segment's xe business, which benefited from a strong growth in transactions, but at a lower amount sent per transaction.

Corporate and Other reports $20.5 million of expense for the second quarter 2023 compared with $18.6 million for the second quarter 2022. The increase in primarily due to an increase in long-term compensation expense based on company performance.

Balance Sheet and Financial Position
Unrestricted cash and cash equivalents on hand was $1,139 million as of June 30, 2023, compared to $1,066 million as of March 31, 2023.  The increase in unrestricted cash and cash equivalents is due to cash generated from operations and partially offset by cash paid for capital expenditures.

Total indebtedness was $1,761 million as of June 30, 2023, compared to $1,646 million as of March 31, 2023. The increase in debt is largely the result of short-term borrowings to fund ATM cash. Availability under the Company's revolving credit facilities was approximately $1,055 million as of June 30, 2023.

Non-GAAP Measures
In addition to the results presented in accordance with U.S. GAAP, the Company presents non-GAAP financial measures, such as constant currency financial measures, adjusted EBITDA, adjusted operating income and adjusted earnings per share. These measures should be used in addition to, and not a substitute for, revenues, net income, operating income and earnings per share computed in accordance with U.S. GAAP. We believe that these non-GAAP measures provide useful information to investors regarding the Company's performance and overall results of operations. These non-GAAP measures are also an integral part of the Company's internal reporting and performance assessment for executives and senior management. The non-GAAP measures used by the Company may not be comparable to similarly titled non-GAAP measures used by other companies. The attached schedules provide a full reconciliation of these non-GAAP financial measures to their most directly comparable U.S. GAAP financial measure.

The Company does not provide a reconciliation of its forward-looking non-GAAP measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for GAAP and the related GAAP and non-GAAP reconciliation, including adjustments that would be necessary for foreign currency exchange rate fluctuations and other charges reflected in the Company's reconciliation of historic numbers, the amount of which, based on historical experience, could be significant.

(1) Constant currency financial measures are computed as if foreign currency exchange rates did not change from the prior period. This information is provided to illustrate the impact of changes in foreign currency exchange rates on the Company's results when compared to the prior period.

(2) Adjusted operating income is defined as operating income excluding a non-cash gain.  Adjusted operating income represents a performance measure and is not intended to represent a liquidity measure.

(3) Adjusted EBITDA is defined as net income excluding, to the extent incurred in the period, interest expense, income tax expense, depreciation, amortization, share-based compensation, non-cash gain and other non-operating or non-recurring items that are considered expenses or income under U.S. GAAP. Adjusted EBITDA represents a performance measure and is not intended to represent a liquidity measure.

(4) Adjusted earnings per share is defined as diluted U.S. GAAP earnings per share excluding, to the extent incurred in the period, the tax-effected impacts of: a) foreign currency exchange gains or losses, b) share-based compensation, c) acquired intangible asset amortization, d) non-cash income tax expense, e) non-cash gain, f) other non-operating or non-recurring items and g) dilutive shares relate to the Company's convertible bonds. Adjusted earnings per share represents a performance measure and is not intended to represent a liquidity measure.

Conference Call and Slide Presentation
Euronet Worldwide will host an analyst conference call on July 26, 2023, at 9:00 a.m. Eastern Time to discuss these results. The call may also include discussion of Company developments on the Company's operations, forward-looking information and other material information about business and financial matters. To listen to the call via telephone please register at Euronet Worldwide Second Quarter Earnings Call. The conference call will also be available via webcast at http://ir.euronetworldwide.com. Participants should register at least five minutes prior to the scheduled start time of the event. A slideshow will be included in the webcast.

A webcast replay will be available beginning approximately one hour after the event at http://ir.euronetworldwide.com and will remain available for one year.

About Euronet Worldwide, Inc.
Starting in Central Europe in 1994 and growing to a global real-time digital and cash payments network with millions of touchpoints today, Euronet now moves money in all the ways consumers and businesses depend upon. This includes money transfers, credit/debit card processing, ATMs, POS services, branded payments, foreign currency exchange and more. With products and services in more than 200 countries and territories provided through its own brand and branded business segments, Euronet and its financial technologies and networks make participation in the global economy easier, faster and more secure for everyone.

A leading global financial technology solutions and payments provider, Euronet has developed an extensive global payments network that includes 52,327 installed ATMs, approximately 626,000 EFT POS terminals and a growing portfolio of outsourced debit and credit card services which are under management in 66 countries; card software solutions; a prepaid processing network of approximately 810,000 POS terminals at approximately 349,000 retailer locations in 63 countries; and a global money transfer network of approximately 533,000 locations serving 191 countries and territories. Euronet serves clients from its corporate headquarters in Leawood, Kansas, USA, and 67 worldwide offices, For more information, please visit the Company's website at www.euronetworldwide.com.

Statements contained in this news release that concern Euronet's or its management's intentions, expectations, or predictions of future performance, are forward-looking statements. Euronet's actual results may vary materially from those anticipated in such forward-looking statements as a result of a number of factors, including: conditions in world financial markets and general economic conditions, including impacts from the COVID-19 or other pandemics; inflation; the war in the Ukraine and the related economic sanctions; our ability to successfully integrate any acquired operations; economic conditions in specific countries and regions; technological developments affecting the market for our products and services; our ability to successfully introduce new products and services; foreign currency exchange rate fluctuations; the effects of any breach of our computer systems or those of our customers or vendors, including our financial processing networks or those of other third parties; interruptions in any of our systems or those of our vendors or other third parties; our ability to renew existing contracts at profitable rates; changes in fees payable for transactions performed for cards bearing international logos or over switching networks such as card transactions on ATMs; our ability to comply with increasingly stringent regulatory requirements, including anti-money laundering, anti-terrorism, anti-bribery, consumer and data protection and privacy; changes in laws and regulations affecting our business, including tax and immigration laws and any laws regulating payments, including dynamic currency conversion transactions; changes in our relationships with, or in fees charged by, our business partners; competition; the outcome of claims and other loss contingencies affecting Euronet; the cost of borrowing (including fluctuations in interest rates), availability of credit and terms of and compliance with debt covenants; and renewal of sources of funding as they expire and the availability of replacement funding. These risks and other risks are described in the Company's filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Copies of these filings may be obtained via the SEC's Edgar website or by contacting the Company. Any forward-looking statements made in this release speak only as of the date of this release. Except as may be required by law, Euronet does not intend to update these forward-looking statements and undertakes no duty to any person to provide any such update under any circumstances. The Company regularly posts important information to the investor relations section of its website.

EURONET WORLDWIDE, INC.
Condensed Consolidated Balance Sheets
(in millions)

	As of
	June 30,	As of
	2023	December 31,
	(unaudited)	2022

ASSETS
Current assets:
Cash and cash equivalents	$1,139.1	$1,131.2
ATM cash	776.3	515.6
Restricted cash	14.4	7.4
Settlement assets	1,206.5	1,442.7
Trade accounts receivable, net	242.6	270.8
Prepaid expenses and other current assets	165.7	359.0

Total current assets	3,544.6	3,726.7

Property and equipment, net	336.2	336.6
Right of use lease asset, net	146.2	149.7
Goodwill and acquired intangible assets, net	1,015.1	1,016.6
Other assets, net	178.9	174.0

Total assets	$5,221.0	$5,403.6

LIABILITIES AND EQUITY
Current liabilities:
Settlement obligations	$1,206.5	$1,442.7
Accounts payable and other current liabilities	628.7	858.1
Current portion of operating lease liabilities	49.9	50.2
Short-term debt obligations	452.1	3.1

Total current liabilities	2,337.2	2,354.1

Debt obligations, net of current portion	1,306.5	1,609.1
Operating lease liabilities, net of current portion	99.3	102.6
Capital lease obligations, net of current portion	2.2	1.3
Deferred income taxes	31.2	28.4
Other long-term liabilities	62.9	63.7

Total liabilities	3,839.3	4,159.2

Equity	1,381.7	1,244.4

Total liabilities and equity	$5,221.0	$5,403.6

EURONET WORLDWIDE, INC.
Consolidated Statements of Operations
(unaudited - in millions, except share and per share data)

	Three Months Ended
	June 30,
	2023	2022

Revenues	$939.1	$843.3

Operating expenses:
Direct operating costs	558.1	500.7
Salaries and benefits	149.4	131.3
Selling, general and administrative	75.3	74.2
Depreciation and amortization	33.7	36.0
Total operating expenses	816.5	742.2
Operating income	122.6	101.1

Other income (expense):
Interest income	3.5	0.2
Interest expense	(14.0)	(8.8)
Foreign currency exchange gain (loss)	6.3	(14.7)
Other expense	(0.1)	—
Total other expense, net	(4.3)	(23.3)
Income before income taxes	118.3	77.8

Income tax expense	(32.3)	(20.7)

Net income	86.0	57.1
Net loss attributable to noncontrolling interests	0.1	0.2
Net income attributable to Euronet Worldwide, Inc.	$86.1	$57.3
Add: Interest expense from assumed conversion of convertible notes, net of tax	1.1	1.1
Net income for diluted earnings per share calculation	$87.2	$58.4
Earnings per share attributable to Euronet
Worldwide, Inc. stockholders - diluted	$1.65	$1.08

Diluted weighted average shares outstanding	52,871,415	53,766,914

EURONET WORLDWIDE, INC.
Reconciliation of Net Income to Operating Income (Expense), Adjusted Operating Income (Expense) and Adjusted EBITDA
(unaudited - in millions)

	Three months ended June 30, 2023

	EFT Processing	epay	Money Transfer	Corporate Services	Consolidated

Net income					$86.0

Add: Income tax expense					32.3
Add: Total other expense, net					4.3

Operating income (expense)	$69.1	$26.8	$47.2	$(20.5)	$122.6

Less: Non-cash gain	(3.0)	—	—	—	(3.0)
Adjusted operating income (expense) (1)	66.1	26.8	47.2	(20.5)	119.6

Add: Depreciation and amortization	23.8	1.7	8.1	0.1	33.7
Add: Share-based compensation	—	—	—	12.5	12.5

Earnings before interest, taxes, depreciation, amortization, share-based compensation, and non-cash gain (Adjusted EBITDA) (1)	$89.9	$28.5	$55.3	$(7.9)	$165.8

	Three months ended June 30, 2022

	EFT Processing	epay	Money Transfer	Corporate Services	Consolidated

Net income					$57.1

Add: Income tax expense					20.7
Add: Total other expense, net					23.3

Operating income (expense)	$54.8	$24.3	$40.6	$(18.6)	$101.1

Add: Depreciation and amortization	25.7	1.6	8.6	0.1	36.0
Add: Share-based compensation	—	—	—	10.1	10.1

Earnings before interest, taxes, depreciation, amortization and share-based compensation (Adjusted EBITDA) (1)	$80.5	$25.9	$49.2	$(8.4)	$147.2

(1) Adjusted operating income (expense)and adjusted EBITDA are non-GAAP measures that should be considered in addition to, and not a substitute for, net income computed in accordance with U.S. GAAP.

EURONET WORLDWIDE, INC.
Reconciliation of Adjusted Earnings per Share
(unaudited - in millions, except share and per share data)

	Three Months Ended
	June 30,
	2023	2022

Net income attributable to Euronet Worldwide, Inc.	$86.1	$57.3

Foreign currency exchange (gain) loss	(6.3)	14.7
Intangible asset amortization(1)	6.6	7.7
Share-based compensation(2)	12.5	10.1
Non-cash gain(3)	(3.0)	—
Income tax effect of above adjustments(4)	1.7	(4.7)
Non-cash GAAP tax expense(5)	4.5	3.5

Adjusted earnings(6)	$102.1	$88.6

Adjusted earnings per share - diluted(6)	$2.03	$1.73

Diluted weighted average shares outstanding (GAAP)	52,871,415	53,766,914
Effect of adjusted EPS dilution of convertible notes	(2,781,818)	(2,781,818)
Effect of unrecognized share-based compensation on diluted shares outstanding	228,127	226,318
Adjusted diluted weighted average shares outstanding	50,317,724	51,211,414

(1) Intangible asset amortization of $6.6 million and $7.7 million are included in depreciation and amortization expense of $33.7 million and $36.0 million for the three months ended June 30, 2023 and June 30, 2022, respectively, in the consolidated statements of operations.

(2) Share-based compensation of $12.5 million and $10.1 million are included in salaries and benefits expense of $149.4 million and $131.3 million for the three months ended June 30, 2023 and June 30, 2022, respectively, in the consolidated statements of operations.

(3) A non-cash gain of $3.0 million is included in operating income for the three months ended June 30, 2023, in the consolidated statements of operations.

(4) Adjustment is the aggregate U.S. GAAP income tax effect on the preceding adjustments determined by applying the applicable statutory U.S. federal, state and/or foreign income tax rates.

(5) Adjustment is the non-cash GAAP tax impact recognized on certain items such as the utilization of certain material net deferred tax assets and amortization of indefinite-lived intangible assets.

(6) Adjusted earnings and adjusted earnings per share are non-GAAP measures that should be considered in addition to, and not as a substitute for, net income and earnings per share computed in accordance with U.S. GAAP.